     LOSS PORTFOLIO TRANSFER AND 100% QUOTA SHARE REINSURANCE CONTRACT
                  (hereinafter called the "AGREEMENT")

                                 between

                        BUSINESS INSURANCE COMPANY

                (to be renamed "CENTRE INSURANCE COMPANY")

                   (hereinafter called the "REINSURED")

                                   and

                CALIFORNIA COMPENSATION INSURANCE COMPANY
                  (hereinafter called the "REINSURER")

                      ARTICLE I - BUSINESS COVERED

Subject to the terms, conditions and limitations of this Agreement, the Reinsured obligates itself to cede and the Reinsurer obligates itself to accept as reinsurance from the Reinsured a quota share participation of 100% of the Reinsured's Net Liability resulting from any loss or losses occurring under any and all policies, certificates, endorsements, bonds, contracts, and binders of insurance or reinsurance written or renewed prior to the Effective Date (each a "POLICY" and collectively "POLICIES").

                               ARTICLE 2 - TERM

This Agreement shall become effective immediately prior to the Closing of the Acquisition (the "EFFECTIVE DATE") and shall remain in force until all the obligations of the Reinsurer shall have been satisfied or discharged in full (the "TERMINATION DATE").

                             ARTICLE 3 - TERRITORY

The territorial limits of this Agreement shall be identical with those of the Policies and shall apply to losses wheresoever occurring.

                           ARTICLE 4 - CONSIDERATION

The Reinsured acknowledges receipt of good and valuable consideration for the reinsurance assumed under this Agreement. On the Effective Date the Reinsured shall remit to the Reinsurer: (a) an amount equal to 100% of the Reinsured's Gross Net Unearned Premium Reserve net of the Ceding Commission on the Policies that were in force on the Effective Date, and (b) an amount equal to the unearned portion of the Reinsured's Gross Net Written Premium collected on or before the Effective Date. It is currently estimated that this amount will be, in the aggregate, $144,514,051 (including an estimated $118,354,000 of Losses as of December 10, 1998, an estimated $19,004,000 of loss adjustment expenses as of December 10, 1998 and an estimated $7,156,051 of unearned Premium as of September 30, 1998). The actual amounts will be determined as of the Effective Date.

                         ARTICLE 5 - CEDING COMMISSION

The Reinsured shall be entitled to retain:


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

     (i) an amount equal to the actual expenses of the Reinsured, including, but not limited to, all commissions (including, without limitation, commissions paid to the Underwriting Manager) and brokerages, taxes (including, without limitation, taxes on premiums paid to the Reinsurer under this Agreement), boards and bureau fees, residual market charges, insolvency assessments and all other expenses whatsoever which are the obligations of the Reinsured (excluding Loss Adjustment Expenses) (the "Reinsured's Expense"); and

     (ii) 2.5% of Gross Net Written Premium (the "Ceding Commission").

                      ARTICLE 6 - REPORTS AND REMITTANCES

1. (i) Promptly following the execution and delivery of this Agreement by the Reinsured and the Reinsurer, the Reinsured shall deliver to the Reinsurer (with a copy to the Underwriting Manager), a written notice (the "Initial Three Month Net Liability Notice"), setting forth the Reinsured's estimate of the amount of Net Liability (the "Estimated Net Liability Amount") for the three month period commencing on the Effective Date and ending three months after the Effective Date. The Reinsurer shall, within five (5) business days after receipt from the Reinsured of the Initial Three Month Net Liability Notice, pay the Estimated Net Liability Amount by wire transfer into the Claims Fiduciary Account established pursuant to the Claims Services Agreement and maintained by the TPA in the name and on behalf of the Reinsured.

     (ii) Periodically during the term of this Agreement (but no more frequently than monthly), the Reinsured shall have the right to deliver to the Reinsurer (with a copy to the Underwriting Manager), written notice (each a "Revised Three Month Net Liability Notice"), setting forth the Reinsured's revised estimate of the amount of Net Liability (the "Revised Estimated Net Liability Amount") for the three month period commencing on the date of such Revised Three Month Net Liability Notice and ending three months thereafter. The Reinsurer shall, within five (5) business days after receipt from the Reinsured of the Revised Three Month Net Liability Notice, pay by wire transfer into the Claims Fiduciary Account, the amount (if a positive number) equal to: (A) the Revised Estimated Net Liability Amount, minus (B) the balance in the Claims Fiduciary Account on the date of such Revised Three Month Net Liability Notice.

2. If, at any time or times during the term of this Agreement, the Reinsured has paid, or intends to pay, Net Liability ceded under this Agreement in an amount that exceeds (or will exceed) Fifty Percent (50%) of the then-current balance of the Claims Fiduciary Account, then the Reinsurer shall, within five (5) business days after receipt from the Reinsured of the Cash Call Notice, pay the Cash Call Amount by wire transfer into the Claims Fiduciary Account. The term "Cash Call Amount" shall mean the amount by which any such payments (or intended payments) by the Reinsured exceeds (or will exceed) Fifty Percent (50%) of the then-current balance of the Claims Fiduciary Account. The term "Cash Call Notice" shall mean written notice from the Reinsured to the Reinsurer setting forth the Cash Call Amount and accompanied by reasonably satisfactory proof of loss or similar documentation.

3. Within fifteen (15) days after the close of each calendar month during the term of this Agreement, and until all claims, losses or disputes arising out of the Policies have been finally resolved, the Underwriting Manager shall render a report (the "Monthly Report") to the Reinsured and the Reinsurer on forms established by the Reinsured and reasonably acceptable to the Reinsurer, setting forth the following information with respect to such month or as of the end of such month (as the case may be):

     i)    Gross Net Written Premium;

     ii)   Ceding Commission;

     iii)  Collected Gross Net Written Premium;

     iv)   Gross Net Unearned Premium Reserve;

     v)    Reinsured Expense;

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

     vi) Net Liability ceded under this Agreement which has not been paid by the Reinsured (segregated by case reserves and incurred but not reported reserves) ("Unpaid Net Liability");

     vii) Net Liability ceded under this Agreement which has been paid by the Reinsured; ("Paid Net Liability"); and

     viii) Cash Call Amounts.

The Gross Net Unearned Premium Reserves, the Unpaid Net Liability Reserves and the Paid Net Liability reserves shall hereinafter be collectively referred to as the "Reserves."

4. If the Monthly Report shows a positive balance of (a) the sum of (i) collected Gross Net Written Premium, plus (ii) Cash Call Amounts, minus (b) the sum of (i) Ceding Commission, (ii) the Reinsured's Expense, and (iii) any Paid Net Liability, then the Reinsured shall, within thirty (30) days of such Monthly Report, remit by certified check or wire transfer, such positive balance to the Reinsurer from the Premium Account or otherwise. If the Monthly Report shows a negative balance of (a) the sum of (i) collected Gross Net Written Premium, plus (ii) Cash Call Amounts, minus, (b) the sum of (i) the Ceding Commission, (ii) the Reinsured's Expense, and (iii) any Paid Net Liability, then the Reinsurer shall, within thirty (30) days of such Monthly Report, remit such negative balance to the Reinsured. Such remittance to the Reinsured shall be made by certified check or wire transfer to the Reinsured; provided, however, that such remittance shall be deemed to have been made by Reinsurer to the extent of Reinsurer's payment(s) to the Claims Fiduciary Account made pursuant to Sections 6.1(i) and (ii) during the month that is the subject of such Monthly Report.

5. The Underwriting Manager and TPA shall also periodically update and render to the Reinsured and the Reinsurer such other reports or information as are required by the Underwriting Management Agreement and/or the Claims Services Agreement or as may reasonably be required by the Reinsured or the Reinsurer and reasonably available to the Underwriting Manager or the TPA, as the case may be.

                          ARTICLE 7 - LOSS SETTLEMENTS

The liability of the Reinsurer shall follow that of the Reinsured in every case. Any settlement made by or on behalf of the Reinsured of any claim or loss which is alleged to arise under the Policies shall be unconditionally binding upon the Reinsurer, whether under strict Policy conditions (including, but not limited to, the general and specific stipulations, clauses, waivers, extensions, modifications and endorsements of any of the Reinsured's Policies), or by way of compromise (including, without limitation, EX GRATIA payments)

                            ARTICLE 8 - DEFINITIONS

"ACQUISITION" shall mean the purchase by Centre Solutions Holdings (Delaware) Limited, pursuant to that certain Purchase Agreement by and among Centre Solutions Holdings (Delaware) Limited and Superior National Insurance Group dated as of December 7, 1998 (the "Acquisition Agreement") of all of the issued and outstanding shares of capital stock of Business Insurance Company.

"CLAIMS SERVICES AGREEMENT" shall mean that certain Claims Administration Services Agreement entered into and effective on the Effective Date between the Reinsured and the TPA.

"CLOSING" shall mean the closing of the Acquisition.

"GROSS NET UNEARNED PREMIUM RESERVE" shall be defined as the gross unearned premium reserve of the Reinsured (including the reserve for unearned premiums associated with risks assumed by the Reinsured


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

pursuant to any residual market mechanism, pools, associations, syndicates and similar assignments) on all Policies, less return premiums for cancellations and reductions.

"GROSS NET WRITTEN PREMIUM" shall be defined as the gross direct and assumed audit or other additional written premium of the Reinsured on all Policies (including the reserve for unearned premiums associated with risks assumed by the Reinsured pursuant to any residual market mechanism, pools, associations, syndicates and similar assignments), less return premium for cancellations and reductions, and, if applicable, less premium paid for reinsurance which inures to the benefit of the Reinsurer under this Agreement Gross Net Written Premium shall not include any premiums ultimately determined to be uncollectible.

"LOSS ADJUSTMENT EXAM" shall mean all costs and expenses incurred by the Reinsured in connection with the investigation, appraisal, adjustment, settlement, litigation, defense or appeal of any claim or loss which arises under the Policies or incurred in connection with declaratory judgment actions with respect to the Policies, including court costs and costs of supersedeas and appeal bonds, and shall include a) prejudgment interest, unless included as part of the award or judgment; and b) post-judgment interest. As used herein, "SUPERSEDEAS BOND" shall mean a bond required of one who petitions to set aside a judgment or execution and from which the other party may be made whole if the action is unsuccessful. The terms Loss Adjustment Expense shall include all such claim or loss expenses, except the salaries of the Reinsured's employees (including, but not limited to, in house counsel, medical bill reviewers and claims investigators) office expenses, overhead and other expenses of the Reinsured generally treated as unallocated loss adjustment expenses (collectively, the "OVERHEAD EXPENSES"); provided, however, that to the extent that all or any portion of such Overhead Expenses are allocated by the Reinsured on its books and records to any or all claims or losses arising under the Policies, such Overhead Expenses shall be treated as Loss Adjustment Expenses.

"NET LIABILITY" shall mean all the Reinsured's liability with respect to each Policy reinsured under this Agreement, including pre-judgment interest or delay damages, Excess of Policy Limits and Extra Contractual Obligations, as specified in Article 9 and Article 10, after deduction of all other reinsurance which inures to the benefit of the Reinsurer under this Agreement, if any. The term Net Liability shall include Loss Adjustment Expense. Nothing herein shall be construed to mean that losses under this Agreement are not recoverable until the Reinsured's Net Liability has been ascertained

"PREMIUM ACCOUNT" shall mean the premium fiduciary account maintained by the Underwriting Manager in the name and on behalf of the Reinsured pursuant to and in accordance with the Underwriting Management Agreement

"SNIS" shall mean SN Insurance Services, Inc.

"TPA" shall mean the third party administrator under the Claims Services Agreement.

"UNDERWRITING MANAGER" shall mean the entity acting as underwriting manager for the Reinsured with respect to the Policies pursuant to the Underwriting Management Agreement. The initial Underwriting Manager shall be SNIS.

"UNDERWRITING MANAGEMENT AGREEMENT" shall mean that certain Underwriting Management Agreement entered into and effective on the Effective Date between the Reinsured and the Underwriting Manager.

               ARTICLE 9 - EXCESS OF ORIGINAL POLICY LIMITS LOSS


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

This Agreement shall indemnify the Reinsured where the Net Liability includes any Excess of Original Policy Limits Loss. Notwithstanding the foregoing, in no event shall indemnification be provided to the extent such indemnification is not permitted under New York law.

"EXCESS OF POLICY LIMITS LOSS" shall mean any loss of the Reinsured in excess of the limit of its Policy that has been incurred because of failure by it to settle within the Policy limit or by reason of its alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or in the preparation or prosecution of an appeal consequent upon such action.

For the purposes of this Article, the word "LOSS" shall mean any amounts for which the Reinsured would have been contractually liable to pay had it not been for the limit of the Policy.

                  ARTICLE 10 - EXTRA CONTRACTUAL, OBLIGATIONS

This Agreement shall protect the Reinsured where the Net Liability includes any Extra Contractual Obligations. Notwithstanding the foregoing, in no event shall coverage be provided to the extent such coverage is not permitted under New York law.

"EXTRA CONTRACTUAL OBLIGATIONS" shall mean those liabilities not covered under any other provision of this Agreement and which arise from the handling of any claim under any of the Policies, including, but not limited to, liabilities arising because of the following: failure by the Reinsured to settle within the Policy limit, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or in the preparation or prosecution of an appeal consequent upon such action.

The date on which any Extra Contractual Obligation is incurred by the Reinsured shall be deemed, in all circumstances, to be the date of the original accident, casualty, disaster, loss, event or occurrence (or, if there is a question or dispute about the applicable date, the date established by the Reinsured).

                     ARTICLE 11 - SALVAGE AND SUBROGATION

The Reinsured shall pay to or credit the Reinsurer with any recovery connected with a Paid Net Liability which is obtained from salvage, subrogation, or other insurance or any other recovery, after charging the Reinsurer with the expenses incurred by the Reinsured in obtaining any such recovery.

Any such recoveries received subsequent to any loss or claim settlement hereunder shall be applied as if received prior to the aforesaid loss or claim settlement and all necessary adjustments in such regard shall be made accordingly.

                          ARTICLE 12 - LATE PAYMENTS

Any late payment by either party shall accrue simple interest at the rate of 1% per month.

                        ARTICLE 13 - ACCESS TO RECORDS

Each of the parties and their respective duly appointed representatives shall have access to the books, records and papers of the other party and such other party's agents at all reasonable times during the term of this Agreement or until the natural expiration of the Policies or until all claims, losses or disputes arising


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

out of the Policies have been finally resolved, whichever is later, for the purpose of obtaining information concerning this Agreement or the subject matter hereof.

                           ARTICLE 14 - ARBITRATION

Any dispute arising out of the interpretation, performance or breach of this Agreement, including the formation or validity thereof, shall be submitted for decision to a panel of three arbitrators. Notice requesting arbitration must be in writing and sent certified or registered mail, return receipt requested.

One arbitrator shall be chosen by each party, and the two arbitrators shall, before instituting the hearing, choose an impartial third arbitrator (the "UMPIRE") who shall preside at the hearing. If either party fails to appoint its arbitrator within 30 days after being requested to do so by the other party, the latter, after 10 days notice by certified or registered mail of its intention to do so, may appoint the second arbitrator.

If the two arbitrators are unable to agree upon the Umpire within 30 days of their appointment, each of the arbitrators shall nominate three individuals. Each arbitrator shall then decline two of the nominations presented by the other arbitrator, and the Umpire shall then be chosen from the remaining two individuals by drawing of lots by the two arbitrators. The Umpire shall promptly notify in writing all parties to the arbitration of his selection.

The arbitrators shall be active or former officers of insurance or reinsurance companies, who shall not have a personal or financial interest in the result of the arbitration

Within 30 days after notice of appointment of all arbitrators, the panel shall meet and determine timely periods for briefs, discovery procedures and schedules for hearings.

The panel shall be relieved of all judicial formality and shall not be bound by the strict rules of procedure and evidence. Unless the panel agrees otherwise, arbitration shall take place in New York, New York, but the venue may be changed when deemed by the panel to be in the best interest of the arbitration proceeding. The decision of any two arbitrators when rendered in writing shall be final and binding. The panel is empowered to grant interim relief as it may deem appropriate but shall not be authorized to award any punitive or exemplary damages.

In reaching its decision, the panel shall apply the laws of the State of New York, without giving effect to the conflict of laws principles thereof, and shall keep in mind the purpose of this Agreement. To the extent, and only to the extent, that the provisions of this Agreement arc ambiguous or unclear, the panel shall make its decision considering the custom and practice of the applicable insurance and reinsurance business. The panel shall render its decision within 60 days following the termination of hearings, which decision shall be in writing, stating the reasons thereof.

Judgment upon the award may be entered in any court having jurisdiction thereof. Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the cost of the Umpire. The remaining costs of the arbitration shall be allocated by the panel. The panel may, at its discretion, award such further costs and expenses as it considers appropriate, including but not limited to, attorneys fees, to the extent permitted by law.

                       ARTICLE 15 - ERRORS AND OMISSIONS

The Reinsurer shall not be relieved of liability because of an error or accidental omission by the Reinsured, provided that the error or omission is rectified promptly after discovery.


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                              ARTICLE 16 - TAXES

The Reinsured shall be liable to the appropriate governmental authorities for all taxes on premiums paid to the Reinsurer under this Agreement, except income or profit taxes of the Reinsurer.

                            ARTICLE 17 - INSOLVENCY

In the event of insolvency and the appointment of a conservator, liquidator, or statutory successor of the Reinsured, the portion of any risk or obligation assumed by the Reinsurer shall be payable to the conservator, liquidator, or statutory successor on the basis of claims allowed against the insolvent company by any court of competent jurisdiction or by any conservator, liquidator, or statutory successor of the Reinsured having authority to allow such claims, without diminution because of that insolvency, or because the conservator, liquidator, or statutory successor has failed to pay all or a portion of any claims. Payments by the Reinsurer as set forth in this subdivision shall be made directly to the Reinsured or to its conservator, liquidator, or statutory successor, except where the Policy specifically provides another payee of such reinsurance in the event of the insolvency of the Reinsured.

It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Reinsured shall give written notice to the Reinsurer of the pendency of a claim against the Reinsured involving a possible liability on the part of the Reinsurer (indicating the Policy under which such claim arises) within a reasonable time after such claim is filed in the conservation or liquidation proceeding or the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Reinsured or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval or the court, against the Reinsured as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Reinsured solely as a result of the defense undertaken by the Reinsurer.

As to all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement, the reinsurance shall be payable as set forth above by the Reinsurer to the Reinsured or to its liquidator, receiver, conservator, or statutory successor (except as provided by Sections 4118(a) (1) (A) and 1114 (c) of the New York Insurance Law or the Delaware Insurance Law or other similar applicable state insurance laws relating to Fidelity and Surety risks
or) except (1) where the Policy specifically provides another payee in the event of the insolvency of the Reinsured, and (2) where the Reinsurer with the consent of the direct insured or insured has assumed such Policy obligations of the Reinsured as direct obligations of the Reinsurer to the payees under such Policies and in substitution for the obligations of the Reinsured to the payees. Then, and in that event only, the Reinsured with the prior approval of the certificate of assumption on New York risks by the Superintendent of Insurance of the State of New York and the Delaware Department of Insurance, is entirely released from its obligation and the Reinsurer pays any loss directly to payees under such Policies.

                              ARTICLE 18 - OFFSET

Subject to applicable laws governing offset entitlement, the Reinsured and the Reinsurer may offset any balance or amount due from one party to the other under this Agreement.

                              ARTICLE 19 - CURRENCY

Whenever the word "DOLLARS" or the "$" sign appear in this Agreement, they shall be construed to mean United States Dollars, and all transactions under this Agreement shall be in United States Dollars.


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

            ARTICLE 20- NO ASSIGNMENT; NO THIRD PARTY BENEFICIARIES

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns and legal representatives. Neither this Agreement, not any right hereunder, may be assigned by any party without the written consent of the other party hereto. This Agreement is not intended to, and shall not be construed to, confer rights on any persons other than the signatories to this Agreement and their respective successors and permitted assigns.

                           ARTICLE 21 - AMENDMENTS

This Agreement shall not be amended in whole or in part except by written agreement executed by the Reinsured and the Reinsurer.

                            ARTICLE 22 - SECURITY

Promptly after the receipt of the first Monthly Report, and every third Monthly Report thereafter, the Reinsurer shall provide security in an amount equal to the Reserves, to secure the Reinsurer's performance of its obligations under this Agreement (the "Reinsurer's Obligations") by trust agreement, cash advances or a Letter of Credit. Subject to the consent of the Reinsured, which shall not be unreasonably withheld, the Reinsurer shall have the option of determining the method of security, provided it is in a form acceptable to the applicable insurance regulatory authorities.

When providing security by a Letter of Credit, the Reinsurer agrees to apply for and secure timely delivery to the Reinsured of a "clean", irrevocable and unconditional Letter of Credit issued by a bank and containing provisions acceptable to the applicable insurance regulatory authorities in an amount equal to such Reserves. Such Letter of Credit shall be issued for a period of not less than one year, and shall be automatically extended for one year from its date of expiration or any future expiration date unless thirty (30) days (sixty (60) days where required by any insurance regulatory authorities) prior to any expiration date, the issuing bank shall notify the Reinsured by certified or registered mail that the issuing bank elects not to extend or renew the Letter of Credit for any additional period.

The Letters of Credit provided by the Reinsurer pursuant to the provisions of this Agreement may be drawn upon at any time, notwithstanding any other provision of this Agreement, and be utilized by the Reinsured or any successor, by operation of law, of the Reinsured including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Reinsured for the following purposes, unless otherwise provided for in a separate Trust Agreement:

(a) to reimburse the Reinsured an amount equal to the Paid Net Liability for which the Reinsurer has not reimbursed the Reinsured;

(b) to make refund of any sum which is in excess of the actual amount required to pay the Reinsurer's Obligations under this Agreement;

(c) to fund an account with the Reinsured for the Reinsurer's Obligations. Such cash deposit shall be held in an interest bearing account separate from the Reinsured's other assets, and interest thereon not in excess of the prime rate shall accrue to the benefit of the Reinsurer;

(d) to pay the Reinsures share of any other amounts the Reinsured claims are due under this Agreement.


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

In the event the amount drawn by the Reinsured on any Letter of Credit is in excess of the actual amount required for (a), (c), and (d), the Reinsured shall promptly return to the Reinsurer the excess amount so drawn. All of the foregoing shall be applied without diminution because of insolvency on the part of the Reinsured or the Reinsurer.

The issuing bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Reinsured or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Reinsured.

At quarterly intervals (i.e. upon receipt of every third Monthly Report), the Reinsured or the Reinsurer (as the case may be) shall cause the Letter of Credit to be amended in the following manner.

(a) If the Monthly Report shows that the Reserves exceed the balance of the Letter of Credit as of the Monthly Report date, the Reinsurer shall, within thirty (30) days after receipt of notice of such excess, secure delivery to the Reinsured of an amendment to the Letter of Credit increasing the amount of the Letter of Credit by the amount of such difference

(b) If, however, the Monthly Report shows that the Reserves are less than the balance of the Letter of Credit as of the Monthly Report date, the Reinsured shall, within thirty (30) days after receipt of written request from the Reinsurer, release such excess credit by agreeing to secure an amendment to the Letter of Credit reducing the amount of the Letter of Credit available by the amount of such excess.

                          ARTICLE 23 - GOVERNING LAW

This Agreement shall be governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof, and of the United States, including the United States Arbitration Act, 9 U.S.C. Section I ET SEQ.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this _______ day of December, 1998.




For and on behalf of:
BUSINESS INSURANCE COMPANY

/s/ J. CHRIS SEAMAN
---------------------------------
Name: J. Chris Seaman
      Vice President



For and on behalf of:
CALIFORNIA COMPENSATION INSURANCE COMPANY


/s/ J. CHRIS SEAMAN
---------------------------------
Name:  J. Chris Seaman
Title: Vice President




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